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INHALE THERAPEUTIC SYSTEMS, INC.
AND
ENZON, INC.

PREFERRED STOCK PURCHASE AGREEMENT

January 7, 2002

i

8.	Miscellaneous		15
	8.1.	Governing Law	15
	8.2.	Public Statements	15
	8.3.	Successors and Assigns	15
	8.4.	Entire Agreement	15
	8.5.	Severability	16
	8.6.	Amendment and Waiver	16
	8.7.	Notices	16
	8.8.	Fees and Expenses	16
	8.9.	Counterparts	16

ii

INHALE THERAPEUTIC SYSTEMS, INC.
PREFERRED STOCK PURCHASE AGREEMENT

    THIS PREFERRED STOCK PURCHASE AGREEMENT (this "Agreement") is made as of January 7, 2002, by and between INHALE THERAPEUTIC SYSTEMS,  INC., a Delaware corporation with its principal office at 150 Industrial Road, San Carlos, California 94070 (the "Company"), and ENZON, INC., a Delaware corporation with its principal office at 20 Kingsbridge Road, Piscataway, New Jersey 08854 ("Enzon").

RECITALS

    WHEREAS, the Company and Enzon have entered into those certain Cross-License Agreement, Product Development Agreement, Single-Chain Antibody Development Agreement and Litigation Settlement Agreement (collectively, the "Related Agreements"); and

    WHEREAS, Shearwater Corporation, a subsidiary of the Company ("Shearwater"), is also a party to certain of the Related Agreements;

    WHEREAS, in connection with the Related Agreements, the Company desires to sell to Enzon and Enzon desires to purchase from the Company shares of convertible preferred stock of the Company, on the terms and subject to the conditions set forth in this Agreement.

    NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Purchase of Preferred Stock.

    1.1.  Agreement to Sell and Purchase.  At the Closing (as hereinafter defined), the Company will sell to Enzon and Enzon will purchase from the Company forty thousand (40,000) shares of Series B Convertible Preferred Stock of the Company (the "Preferred Stock") at a purchase price of one thousand dollars ($1,000) per share of Preferred Stock for an aggregate purchase price of forty million dollars ($40,000,000) (the "Purchase Price"). The rights, privileges and preferences of the Preferred Stock are set forth in the Certificate of Designation annexed hereto as Exhibit A (the "Certificate of Designation").

    1.2.  Closing; Closing Date.  The completion of the sale and purchase of the Preferred Stock (the "Closing") shall be held at 9:00 a.m. (Pacific Time) as soon as practicable following the satisfaction of the conditions set forth in this Section 1 and Section 5 (the "Closing Date"), at the offices of Cooley Godward LLP, 3175 Hanover Street, Palo Alto, California, or at such other time and place as the Company and Enzon may agree.

    1.3.  Delivery.  At the Closing, subject to the terms and conditions hereof, the Company will deliver to Enzon a stock certificate or certificates, in such denominations and registered in such names as Enzon may designate by notice to the Company, representing the Preferred Stock, dated as of the Closing Date (the "Stock Certificates"), against payment of the purchase price therefor by wire transfer, unless other means of payment shall have been agreed upon by Enzon and the Company.

    1.4.  Hart-Scott-Rodino Compliance.  Notwithstanding anything else in this Section 1, if the sale and issuance of the Preferred Stock is subject to the premerger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), it shall also be a condition to the Closing that any waiting period under the HSR Act applicable to the purchase of the Preferred Stock shall have expired or been terminated. The parties shall promptly file any necessary notifications and shall cooperate in promptly filing such notifications and in taking all steps reasonably necessary to obtain early termination of any applicable HSR Act waiting periods. In the event that the issuance of the Company's Common Stock issuable upon conversion of the Preferred Stock (the "Conversion Shares") is subject to the premerger notification requirements of the HSR Act, the issuance of the Conversion Shares will be subject to the applicable terms of the Certificate of Designation relating thereto and to the expiration or termination of any applicable waiting period under the HSR Act. The parties shall promptly file any necessary notifications and shall cooperate in promptly filing such notifications and in taking all steps reasonably necessary to obtain early termination of any applicable HSR Act waiting periods.

2. Representations and Warranties of the Company.

    Except as otherwise specifically disclosed in the Disclosure Schedule attached hereto, the Company hereby represents and warrants to Enzon as follows:

    2.1.  Authorization.  All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement has been taken. The Company has the requisite corporate power to enter into this Agreement and carry out and perform its obligations under the terms of this Agreement. At the Closing, the Company will have the requisite corporate power to issue and sell the Preferred Stock and the Conversion Shares. This Agreement has been duly authorized, executed and delivered by the Company and, upon due execution and delivery by Enzon, this Agreement will be a valid and binding agreement of the Company, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by equitable principles.

    2.2.  No Conflict with Other Instruments.  The execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice: (i) any provision of the Company's Amended and Restated Certificate of Incorporation or Bylaws as in effect on the date hereof or at the Closing; (ii) any provision of any judgment, decree or order to which the Company is a party or by which it is bound; (iii) any contract, obligation or commitment to which the Company is a party or by which it is bound; or (iv) any statute, rule or governmental regulation applicable to the Company.

    2.3.  Amended and Restated Certificate of Incorporation; Bylaws.  Attached hereto as Exhibits B and C, respectively, are true, correct and complete copies of the Amended and Restated Certificate of Incorporation, as amended and Bylaws of the Company, as in effect on the date hereof.

    2.4.  Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties.

    2.5.  SEC Filings.  The Company has made available to Enzon accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-3 or S-8) and definitive proxy statement filed by the Company with the Securities and Exchange Commission (the "SEC") between January 1, 2001 and the date of this Agreement (the "Company SEC Documents"). Except as set forth on Part 2.5 of the Disclosure Schedule, each Company SEC Document was filed with the SEC in a timely manner pursuant to the requirements of the Exchange Act. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be; and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated results of operations of the Company and its subsidiaries for the periods covered thereby. Except as set forth in the financial statements included in the Company SEC Documents, neither the Company nor its subsidiaries has any liabilities, contingent or otherwise, other than liabilities incurred in the ordinary course of business subsequent to September 30, 2001, and liabilities of the type not required under generally accepted accounting principles to be reflected in such financial statements. Such liabilities incurred subsequent to September 30, 2001, are not, in the aggregate, material to the financial condition or operating results of the Company and its subsidiaries, taken as a whole.

    2.6.  Capitalization.  The authorized capital stock of the Company consists of (i) 300,000,000 shares of common stock, of which (A) 55,081,020 shares were issued and outstanding as of December 31, 2001, (B) 14,419,743 shares were reserved for issuance upon the exercise of outstanding options and warrants as of December 31, 2001, and (C) 6,643,321 shares were reserved for issuance upon conversion of outstanding convertible indebtedness as of December 31, 2001; and (ii) 10,000,000 shares of preferred stock, 3,100,000 shares of which have been designated Series A Junior Participating Preferred Stock, none of which are outstanding and 40,000 shares of which shall be designated Series B Convertible Preferred Stock as of the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, none of which shall be outstanding prior to the Closing. All issued and outstanding shares of the Company's Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth herein, the SEC Documents or Part 2.6 of the Disclosure Schedule, there are no (i) preemptive or other outstanding rights, options, warrants, conversion rights or agreements for the purchase or acquisition from the Company of any shares of its capital stock or other securities of the Company; or (ii) obligations of the Company to purchase redeem or otherwise acquire any of its outstanding capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no antidilution or price adjustment provisions contained in the terms governing any outstanding security of the Company that will be triggered by the issuance of the Preferred Stock of the Conversion Shares.

    2.7.  Subsidiaries.  Except as disclosed in the Part 2.7 of the Disclosure Schedule, the Company does not presently own or control, directly or indirectly, and has no stock or other interest as owner or principal in, any other corporation or partnership, joint venture, association or other business venture or entity (each entity identified in Schedule 2.7, a "Subsidiary"). Each Subsidiary is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite power and authority to carry on its business as now conducted and as proposed to be conducted. Each Subsidiary is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties. Except as set forth in Part 2.7 of the Disclosure Schedule, all of the outstanding capital stock or other voting securities of each Subsidiary is owned by the Company, directly or indirectly, free and clear of any liens, claims, or encumbrances. There are no outstanding obligations of the Company or any Subsidiary to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Subsidiary.

    2.8.  Valid Issuance of Preferred Stock and Conversion Shares.  The Preferred Stock and the Conversion Shares are duly authorized and, when issued, sold and delivered in accordance with the terms hereof and, as applicable, the Certificate of Designation, will be duly and validly authorized and issued, fully paid and nonassessable free from all taxes, liens, claims, encumbrances and charges with respect to the issue thereof; provided, however, that the Preferred Stock and the Conversion Shares may be subject to restrictions on transfer under state and/or federal securities laws or as otherwise set forth herein. The issuance, sale and delivery of the Preferred Stock and Conversion Shares in accordance with the terms hereof and, as applicable, the Certificate of Designation, will not be subject to preemptive rights or other similar rights of stockholders of the Company. The Conversion Shares have been duly reserved for issuance.

    2.9.  Offering.  Assuming the accuracy of the representations of Enzon in Section 3.3 of this Agreement on the date hereof and on the Closing Date, the offer, issue and sale of the Preferred Stock and the issuance of the Conversion Shares (assuming no change in applicable law prior to the date such Conversion Shares are issued), are and will be exempt from the registration and prospectus delivery requirement of the Securities Act and have been or will be registered or qualified (or are or will be exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would require registration under the Securities Act of the issuance of the Preferred Stock to Enzon or the issuance of the Conversion Shares upon conversion of the Preferred Stock. Neither the issuance of the Preferred Stock to Enzon nor the issuance of the Conversion Shares will be integrated with any other issuance of the Company's securities (past, current or future) for purpose of the Securities Act or any applicable rules of Nasdaq.

    2.10.  Litigation, etc.  Except as set forth in the Company SEC Documents, there is no action, suit, proceeding nor investigation pending or, to the Company's knowledge, currently threatened against the Company or any of its Subsidiaries that if adversely determined would reasonably be expected to have a material adverse effect on the business, condition, prospects, capitalization, assets, liabilities, operations, or financial performance of the Company and its Subsidiaries taken as a whole nor, to its knowledge, is there any basis therefor. The foregoing includes, without limitation, any action, suit, proceeding or investigation, pending or threatened, that questions the validity of this Agreement or the right of the Company to enter into such Agreement.

    2.11.  Governmental Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or provincial governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for (i) any filing required to be filed pursuant to the HSR Act as contemplated in Section 1; and (ii) notices required or permitted to be filed with certain state and federal securities commissions, which notices will be filed on a timely basis.

    2.12.  No Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by the Company.

    2.13.  Compliance.  The Company is not in violation of its Amended and Restated Certificate of Incorporation or Bylaws. Neither the Company nor the Subsidiaries have been advised or have reason to believe, that it is not conducting its business in compliance with all applicable laws, rules and regulations of the jurisdictions in which it is conducting business, including, without limitation, all applicable local, state and federal environmental laws and regulations; except where failure to be so in compliance would not materially adversely affect the business, condition, capitalization, assets, liabilities, operations, or financial performance of the Company and its Subsidiaries taken as a whole.

    2.14  Absence of Certain Changes.  Except as disclosed in the Company SEC Documents, since September 30, 2001, there has been no material adverse change in the assets, liabilities, business, properties, operations, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

    2.15  Contracts.  The material contracts of the Company and its Subsidiaries described in the Company SEC Documents are in full force and effect on the date hereof; and neither the Company nor its Subsidiaries are in breach of or default under any of such contracts except, in each case, where the failure of such contracts to be in full force or effect or the breach or default of such contract, as applicable, by the Company or its Subsidiaries would not have a material adverse effect on the assets, liabilities, business, properties, operations, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

    2.16  Intellectual Property.  Except for matters to which the Litigation Settlement Agreement between the Company, Shearwater and Enzon relates or as disclosed in the Company SEC Documents (i) the Company and its Subsidiaries have sufficient trademark rights, trade names, patent rights, copyrights, licenses, and governmental authorizations to conduct its business; (ii) neither the Company nor its Subsidiaries have knowledge of any material infringement by it of trademark rights, trade name rights, patent rights, copyrights, licenses, trade secrets or other similar rights of others that the Company or its Subsidiaries believe to be valid; and (iii) no claim has been made or threatened in writing against the Company or any Subsidiary regarding infringement of any third party trademark, trade name, patent, copyright, license, or trade secret except, in each case, where the failure to have such rights, such infringement or such claim of infringement, as applicable, would not have a material adverse effect on the assets, liabilities, business, properties, operations, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

3. Representations and Warranties of Enzon.

    Enzon hereby represents and warrants to the Company as follows:

    3.1.  Legal Power.  Enzon has the requisite corporate power and authority to enter into this Agreement, to carry out and perform its obligations under the terms of this Agreement. All action on Enzon's part required for the lawful execution and delivery of this Agreement have been or will be effectively taken prior to the Closing.

    3.2.  Due Execution.  This Agreement has been duly authorized, executed and delivered by Enzon, and, upon due execution and delivery by the Company, this Agreement will be a valid and binding agreement of Enzon, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by equitable principles.

    3.3.  Investment Representations.  In connection with the sale and issuance of the Preferred Stock and the Conversion Shares (collectively the "Securities"), Enzon makes the following representations:

      (a) Investment for Own Account. Enzon is acquiring the Securities for its own account, not as nominee or agent, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act.

      (b) Transfer Restrictions; Legends. Enzon understands that (i) the Securities have not been registered under the Securities Act; (ii) the Securities are being offered and sold pursuant to an exemption from registration and that the Securities must be held by Enzon indefinitely, and that Enzon must, therefore, bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration; (iii) each certificate representing the Securities will be endorsed with the following legend:

        THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. UNLESS SOLD PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR RULE 144 UNDER THE ACT, THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

  (iv)
  each certificate representing the Preferred Stock will also be endorsed with the following legend:

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS, INCLUDING RESTRICTIONS ON TRANSFERABILITY, OF THAT CERTAIN STOCK PURCHASE AGREEMENT, DATED JANUARY 7, 2002. A COPY OF SUCH STOCK PURCHASE AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO INHALE THERAPEUTIC SYSTEMS, INC. AT ITS PRINCIPAL PLACE OF BUSINESS.

  and (v) the Company will instruct any transfer agent not to register the transfer of the Securities (or any portion thereof) unless the conditions specified in the foregoing legends are satisfied, until such time as a transfer is made, pursuant to the terms of this Agreement, and in compliance with Rule 144 under the Securities Act or pursuant to a registration statement or, if the opinion of counsel referred to above is to the further effect that such legend is not required in order to establish compliance with any provisions of the Securities Act or this Agreement, or other satisfactory assurances of such nature are given to the Company.

      (c) Removal of Legends. Unless otherwise required by applicable securities laws, the Company shall be obligated, at the request of Enzon, to cause the transfer agent to reissue unlegended certificates with respect to the Conversion Shares if (i) Enzon shall have obtained an opinion of counsel reasonably acceptable to the Company to the effect that the Conversion Shares with respect to which unlegended certificates are to be issued may lawfully be disposed of without registration, qualification or legend; or (ii) the Conversion Shares can be sold without restriction as to the number of securities sold under Rule 144(k). Further, the Company will instruct the transfer agent to remove the legend on Conversion Shares (i) upon the sale of such Conversion Shares pursuant to an effective registration statement, provided the transfer agent and Company have received evidence or assurances of such sale in a form satisfactory to the transfer agent and the Company or (ii) upon the sale of such Conversion Shares pursuant to Rule 144 under the Securities Act, provided the transfer agent and the Company have received evidence or assurances from Enzon of compliance with Rule 144 in a form satisfactory to the transfer agent and the Company;

      (d) Financial Sophistication. Enzon has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in connection with the transactions contemplated in this Agreement.

      (e) Accredited Investor Status. Enzon is an "accredited investor" as such term is defined in Rule 501(a) of the rules and regulations promulgated under the Securities Act.

    3.4.  No Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by Enzon.

4. Conditions to Closing.

    4.1.  Conditions to Obligations of Enzon at Closing.  Enzon's obligation to purchase the Preferred Stock at the Closing is subject to the fulfillment to Enzon's satisfaction, on or prior to the Closing, of all of the following conditions, any of which may be waived by Enzon:

      (a) Representations and Warranties True; Performance of Obligations. The representations and warranties made by the Company in Section 2 hereof shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date and the Company shall have performed and complied with all obligations and conditions herein required to be performed or complied with by it on or prior to the Closing and a certificate duly executed by an officer of the Company, to the effect of the foregoing, shall be delivered to Enzon.

      (b) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to counsel to Enzon, and counsel to Enzon shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request. The Certificate of Designation shall have been filed with the Secretary of State of the State of Delaware and shall continue to be in full force and effect as of the Closing Date. The Company shall have delivered (or caused to have been delivered) to Enzon, the Stock Certificates. The Conversion Shares shall have been duly authorized and reserved for issuance upon conversion of the Preferred Stock.

      (c) Qualifications, Legal Investment. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful sale and issuance of the Preferred Stock shall have been duly obtained and shall be effective on and as of the Closing. No stop order or other order enjoining the sale of the Preferred Stock shall have been issued and no proceedings for such purpose shall be pending or, to the knowledge of the Company, threatened by the SEC, or any commissioner of corporations or similar officer of any state having jurisdiction over this transaction. At the time of the Closing, the sale and issuance of the Securities shall be legally permitted by all laws and regulations to which Enzon and the Company are subject. No litigation, statute, rule, regulation, executive order, decree, ruling or injunction will have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement or the Related Agreements.

      (d) Execution of Agreements. The Company shall have executed this Agreement and the Related Agreements and have delivered such agreements to Enzon. Shearwater shall have executed the Related Agreements to which it is a party and have delivered such agreements to Enzon.

      (e) Officer's Certificate. The Company shall have delivered to Enzon a certificate or certificates dated as of the Closing Date and executed by the Chief Executive Officer or the Chief Financial Officer of the Company certifying, as to the Company, the matters contained in this Section 4.1(a).

      (f)  Secretary's Certificate. The Company shall have delivered to Enzon a certificate of the Secretary of the Company certifying as to the truth and accuracy of (i) the resolutions of the Board of Directors' relating to the transaction contemplated hereby (a copy of which shall be included with such certificate) and (ii) the incumbency and signatures of each of the officer of the Company executing this Agreement and the certificate set forth in Section 4.1(e) on behalf of the Company.

      (g) Trading and Listing. Trading and listing of the Common Stock on the Nasdaq national market shall not have been suspended by the SEC or Nasdaq.

      (h) Blue Sky. The Company shall have obtained all necessary "blue sky" law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Preferred Stock and the Conversion Shares.

      (i)  Material Adverse Change. Since the date of this Agreement, there shall not have occurred any event which results in a material adverse effect on the business, condition, capitalization, assets, liabilities, operations or financial performance of the Company and its Subsidiaries taken as a whole.

      (j)  Opinion. The Company shall have delivered to Enzon the opinion of Cooley Godward LLP, counsel to the Company, dated as of the Closing Date in substantially the form attached hereto as Exhibit D.

    4.2.  Conditions to Obligations of the Company.  The Company's obligation to issue and sell the Preferred Stock at the Closing is subject to the fulfillment to the Company's satisfaction, on or prior to the Closing of the following conditions, any of which may be waived by the Company:

      (a) Representations and Warranties True. The representations and warranties made by Enzon in Section 3 hereof shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date.

      (b) Performance of Obligations. Enzon shall have performed and complied with all agreements and conditions herein required to be performed or complied with by it on or before the Closing, and a Certificate duly executed by an officer of Enzon, to the effect of the foregoing, shall be delivered to the Company. Enzon shall have delivered the Purchase Price, by wire transfer, to the account designated by Inhale for such purpose.

      (c) Qualifications, Legal Investment. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful sale and issuance of the Preferred Stock shall have been duly obtained and shall be effective on and as of the Closing. No stop order or other order enjoining the sale of the Preferred Stock shall have been issued and no proceedings for such purpose shall be pending or, to the knowledge of the Company, threatened by the SEC, or any commissioner of corporations or similar officer of any state having jurisdiction over this transaction. At the time of the Closing, the sale and issuance of the Preferred Stock and the Conversion Shares shall be legally permitted by all laws and regulations to which Enzon and the Company are subject. No litigation, statute, rule, regulation, executive order, decree, ruling or injunction will have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement or the Related Agreements.

      (d) Execution of Agreements. Enzon shall have executed this Agreement and the Related Agreements and have delivered such agreements to Inhale or, as applicable, Shearwater.

5. Covenants of Enzon.

    5.1.  Restriction on Sale or Transfer of Preferred Stock.  Enzon hereby covenants and agrees that, without the prior written consent of the Company, it will not contract to sell, sell or otherwise transfer, loan, pledge or grant any rights with respect to any shares of the Preferred Stock acquired pursuant to this Agreement (or purchase or sell any derivative security that has a similar effect or enter into any contract that has a similar effect). Notwithstanding the foregoing, Enzon may transfer the Preferred Stock to a wholly owned-subsidiary or parent corporation that owns all of the capital stock of Enzon provided such transferee agrees to be subject to all restrictions set forth in Section 5 of this Agreement as if such transferee were Enzon.

    5.2  Standstill.  Other than shares of Preferred Stock which it is purchasing pursuant to this Agreement and the Conversion Shares issuable upon conversion thereof, Enzon hereby covenants and agrees that it will not, nor will it permit any of its subsidiaries (i) to purchase or otherwise acquire, directly or indirectly, any equity securities of the Company (or rights or options to purchase such securities) or (ii) form, join or participate in a "group" (as defined in the Securities Exchange Act of 1934 and the rules promulgated thereunder) with respect to the beneficial ownership of any equity securities of the Company without the prior approval of the Company. Notwithstanding the foregoing, Enzon may, for purposes of any hedging or similar transaction, purchase, sell or otherwise acquire or dispose of options or other derivative securities having the same economic effect as a purchase of the Company's equity securities ("Derivative Securities"); provided that (i) neither Enzon, its subsidiaries nor any group which Enzon has formed, joined or participated in shall file a Schedule 13D indicating its intention to assume control of the Company, and (ii) the aggregate amount of equity securities which Enzon acquires or has a right to acquire pursuant to such Derivative Securities at no time shall exceed 50% of the maximum number of Conversion Shares issuable upon conversion of the Preferred Stock at the Closing Date (assuming, solely for purposes of the foregoing, that the Preferred Stock is convertible at the Closing Date at a conversion price equal to 125% of the Closing Price (as defined in the Certificate of Designation)). This Section 5.2 shall terminate and be of no further force or effect five (5) years from the Closing or such earlier date as shall be agreed to by the Company; provided, that this Section 5.2 shall automatically terminate upon the occurrence of any of the following events: (i) the filing with the SEC of a Schedule 13D by any person or entity indicating that a person or entity has acquired (a) more than 33% of any class of the Company's voting equity securities, or (b) has acquired at least 5% of any class of the Company's voting equity securities which Schedule 13D expresses the filing party's intention to assume control of the Company, whether by tender offer, merger, proxy contest or otherwise; (ii) the commencement of a tender offer by any person or entity to acquire 33% or more of the Company's outstanding voting equity securities; or (iii) the solicitation of proxies by any party other than the Company which is intended to effect a change in the majority of the members of the Company's Board of Directors.

6. Covenants of the Company.

    6.1  Reporting Status; S-3 Eligibility.  The Company's Common Stock is registered under Section 12 of the Exchange Act. With a view to making available to Enzon the benefits of certain rules and regulations of the SEC which may permit the sale of the Conversion Shares to the public without registration, the Company agrees to use it reasonable efforts to file with the SEC, in a timely manner all reports and other documents required of the Company under the Exchange Act. The Company currently meets the "registrant eligibility" requirement set forth in the general instructions to Form S-3 to enable the registration of the resale of the Conversion Shares as provided in Section 7 herein. The Company will otherwise take such further action as Enzon may reasonably request, all to the extent required from time to time to enable Enzon to sell the Conversion Shares without registration under the Securities Act or any successor rule or regulation adopted by the SEC.

    6.2  Listing.  On or before the 15th business day after the date of this Agreement, the Company will secure the listing of the Conversion Shares on Nasdaq (subject to official notice of issuance) and, so long as Enzon owns any of the Preferred Stock or the Conversion Shares, will maintain such listing or an alternative listing on the American Stock Exchange or the New York Stock Exchange and will comply in all material respects with the Company's reporting, filing and other obligations under the bylaws or rules of the National Association of Securities Dealers, Inc. and such exchanges, if applicable.

    6.3  No Integration; Form D Filing.  The Company will not make any offers or sales of any security under circumstances that would cause the offering of the Preferred Stock or issuance of the Conversion Shares pursuant to this Agreement to be integrated with any other offering of securities by the Company (i) for the purpose of any stockholder approval provision applicable to the Company or its securities of (ii) for purposes of the registration requirements set forth in Section 5 of the Securities Act. On or before the 15th day following the Closing Date, the Company shall file a Form D pursuant to Securities and Exchange Commission Regulation D with respect to the issuance of the Preferred Stock.

7. Registration Rights.

    7.1  S-3 Demand Registration.  Upon the written request of Enzon, the Company shall use reasonable commercial efforts to prepare and file with the SEC, as promptly as reasonably practicable following receipt of such notice, a registration statement on Form S-3 (or any successor to Form S-3), covering the resale of the Conversion Shares (the "S-3 Registration Statement") and use commercially reasonable efforts, as soon as reasonably practicable thereafter, to effect such registration and any related qualification or compliance with respect to all Conversion Shares then outstanding and held by Enzon or issuable upon conversion the then outstanding Preferred Stock held by Enzon; provided however, that the Company shall not be obligated to file such S-3 Registration Statement or effect any such registration, qualification or compliance:

      (a) if Form S-3 (or any successor form) is not available for such offering by Enzon;

      (b) at any time prior to the earlier of (i) date 60 days prior to the first anniversary of the Closing Date, in which case the S-3 Registration Statement need not be declared effective until the first anniversary of the Closing Date, or (ii) the conversion of the Preferred Stock;

      (c) if the Company shall furnish to Enzon a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such S-3 Registration Statement to filed or effected at such time, in which event the Company shall have the right, to defer the filing of the S-3 Registration Statement for not more than ninety (90) days after receipt of the request of Enzon to effect such registration; provided, that a delay pursuant to this Section 7.1(c) shall be no longer than the Board of Directors reasonably deems necessary and shall not be invoked more than one time in any twelve-month period; or

      (d) if, at the time of the receipt of such request, all the Conversion Shares held by or issuable to Enzon may be sold under Rule 144 in any ninety (90) day period.

    7.2  S-1 Demand Registration.  In the event that Form S-3 (or any successor form) is not then available for the offering requested by Enzon pursuant to Section 7.1 and otherwise permitted pursuant to the terms of this Agreement, the Company shall, upon the written request of Enzon, use reasonable commercial efforts to prepare and file with the SEC, as promptly as reasonably practicable following receipt of such notice, a registration statement on Form S-1 (or any successor to Form S-1), covering the resale of the Conversion Shares (the "S-1 Registration Statement") and use commercially reasonable efforts, as soon as reasonably practicable thereafter, to effect such registration and any related qualification or compliance with respect to all Conversion Shares then outstanding and held by

Enzon or issuable upon conversion the then outstanding Preferred Stock held by Enzon; provided however, that the Company shall not be obligated to file such S-1 Registration Statement or effect any such registration, qualification or compliance:

      (a) if Form S-3 (or any successor form) is then available for such offering by Enzon;

      (b) at any time prior to the earlier of (i) date 60 days prior to the first anniversary of the Closing Date, in which case the S-1 Registration Statement need not be declared effective until the first anniversary of the Closing Date, or (ii) the conversion of the Preferred Stock;

      (c) after the Company, (i) in the event that Enzon has not exercised the Extension Option (as defined below), has effected two (2) registrations pursuant to this Section 7.2 and such registrations have been declared or ordered effective and remained effective for at least such time period as required pursuant to Section 7.5(b); or (ii) in the event that Enzon has exercised the Extension Option, the Company has already effected one (1) registration pursuant to this Section 7.2 and such registration has been declared or ordered effective for at least such time period as required pursuant 7.5(b);

      (d) if the Company shall furnish to Enzon a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such S-1 Registration Statement to filed or effected at such time, in which event the Company shall have the right, to defer the filing of the S-1 Registration Statement; provided, that a delay pursuant to this Section 7.2(d) (i) shall be no longer than the Board of Directors reasonably deems necessary, (ii) shall not be invoked more than one time with respect to any particular demand to file an S-1 Registration Statement, or (iii) delay such filing(s) more than ninety (90) days in the aggregate for all S-1 Registration Statements, after receipt of the request(s) of Enzon to effect such registration(s); or

      (e) if, at the time of the receipt of such request, all the Conversion Shares held by or issuable to Enzon may be sold under Rule 144 in any ninety (90) day period.

As used herein, the term "Registration Statement" shall mean the S-3 Registration Statement or S-1 Registration Statement, as applicable.

    7.3  Suspension of Effectiveness.  Notwithstanding any other provision of this Agreement, Enzon understands and acknowledges that there may be periods during which the Company may determine, in good faith, that it is in the best interest of the Company and its stockholders to defer disclosure of non-public information until such information has reached a more advanced stage and that during such periods sales of Conversion Shares and the effectiveness of any Registration Statement covering Conversion Shares, may be suspended or delayed. Enzon agrees to provide one (1) day advance notice of any proposed sale by Enzon of any Conversion Shares pursuant to the S-3 Registration Statement; provided that such notice may set forth Enzon's intention to sell for up to thirty (30) days following the date of such notice and Enzon shall have been deemed to have provided sufficient notice with respect all such sales. Whether or not such notice from Enzon has been provided to the Company, Enzon agrees that upon receipt of any notice from the Company of a suspension pursuant to this Section 7.3, Enzon will forthwith discontinue its disposition of Conversion Shares pursuant to the Registration Statement until Enzon's receipt of notice from the Company that the use of the Registration Statement may be resumed and, where appropriate as determined by the Company, a supplement or amendment to the prospectus and, if so directed by the Company, Enzon will use its best efforts to deliver to the Company all copies, other than permanent file copies then in Enzon's possession, of the prospectus relating to such Conversion Shares current at the time of receipt of such notice; provided however, that in no event shall such periods in which disposition of Conversion Shares pursuant to the Registration Statement is suspended pursuant to the foregoing exceed 45 days in any one instance or an aggregate of 90 days in any 360 day period. Notwithstanding the foregoing, no such suspension period shall be longer than the Company reasonably deems necessary.

    7.4  Registration Expenses.  The Company shall pay the expenses incurred by the Company in complying with Section 7 hereof, including, all registration and filing fees, NASD fees, exchange listing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding any and all underwriting discounts and selling commissions applicable to the sale of Conversion Shares by Enzon). The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 7.1 or 7.2, the request of which has been subsequently withdrawn by Enzon unless (a) the withdrawal is based upon material adverse information concerning the Company of which Enzon was not aware at the time of such request or (b) Enzon agrees to forfeit its right to one requested registration pursuant to Section 7.2. If the Company is required to pay the registration expenses of a withdrawn offering pursuant to clause (a) above, then Enzon shall not forfeit its rights pursuant to Section 7.2 to an S-1 demand registration.

    7.5  Obligations of the Company.  Subject to Section 7.3, whenever required to effect the registration of any Conversion Shares, the Company shall:

      (a) Cause any S-3 Registration Statement to remain effective until the earlier of the date on which all Conversion Shares covered by the S-3 Registration Statement (i) have been sold, transferred or disposed of by Enzon (or a permitted assignee pursuant to Section 7.9), pursuant to the S-3 Registration Statement or otherwise, or (ii) are eligible for sale pursuant to Rule 144(k).

      (b) Cause any S-1 Registration Statement to remain effective until the earlier of (i) the date on which all Conversion Shares covered by the S-1 Registration Statement have been sold, transferred or disposed of by Enzon (or a permitted assignee pursuant to Section 7.9), pursuant to the S-1 Registration Statement or otherwise, (ii) the date on which all Conversion Shares covered by the S-1 Registration Statement are eligible for sale pursuant to Rule 144(k), or (iii) (A) the date thirty (30) days following the initial effective date of the S-1 Registration Statement, or (B) with respect to the initial S-1 Registration, if so requested by Enzon in writing, the date which is the earlier of (Y) a date subsequent to the 30th day following the initial effective date of such S-1 Registration Statement specified by Enzon in writing or (Z) sixty (60) days following the initial effective date of such S-1 Registration Statement (the "Extension Option"), in which event Enzon shall forfeit its right to any further requested registration pursuant to Section 7.2; provided, however, that if use of the S-1 Registration Statement is suspended pursuant to Section 7.3, the Company shall cause such S-1 Registration Statement to remain effective for an additional period equal to the length of time of such suspension.

      (c) As soon as reasonably practicable, prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement.

      (d) As soon as reasonably practicable, furnish to Enzon such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as it may reasonably request in order to facilitate the disposition of Conversion Shares included in such Registration Statement.

      (e) Use commercially reasonable efforts to register and qualify the securities covered by such Registration Statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested Enzon, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions in which it is not otherwise required to so qualify or consent.

      (f)  As soon as reasonably practicable, notify Enzon at any time when a prospectus relating to such offering is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

      (g) As soon as reasonably practicable, notify Enzon (i) when the Registration Statement, any pre-effective amendment, the prospectus, any prospectus supplement or post effective amendment to the Registration Statement has been filed and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective; (ii) of any written request by the SEC for amendment or supplements to the Registration Statement or prospectus therein; (iii) of the notification to the Company by the SEC of its initiation of any stop order suspending the effectiveness of the Registrations Statement; and (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Conversion Shares for sale under the applicable securities or blue sky laws of any jurisdiction.

    7.6  Termination of Registration Rights.  All registration rights granted under this Section 7 shall terminate and be of no further force and effect on the first date upon which the Conversion Shares are eligible for sale by Enzon pursuant to Rule 144(k).

    7.7  Furnishing Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 7, that Enzon shall furnish to the Company such information regarding itself, the Conversion Shares held by Enzon and the intended method of disposition of such securities as shall be required to effect the registration of the Conversion Shares.

    7.8  Indemnification.  In the event any Conversion Shares are included in a Registration Statement under Section 7:

      (a) To the extent permitted by law, the Company will indemnify and hold harmless Enzon, its officers, directors, any underwriter (as defined in the Securities Act) for Enzon and each person, if any, who controls Enzon or such underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation") by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such Registration Statement; and the Company will reimburse each of Enzon, and such officers or directors, underwriters or controlling persons for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 7.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by Enzon or any such officer, director, underwriter or controlling person.

      (b) To the extent permitted by law, Enzon will, if Conversion Shares are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers, and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other shareholder selling securities under such registration statement or any of such other shareholder's partners, directors or officers or any person who controls such other shareholder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such shareholder, or partner, director, officer or controlling person of such other shareholder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by Enzon under an instrument duly executed by Enzon and stated to be specifically for use in connection with such registration; and Enzon will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other shareholder, or partner, officer, director or controlling person of such other shareholder in connection with investigating or defending any such loss, claim, damage, liability or action if it is determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 7.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Enzon, which consent shall not be unreasonably withheld.

      (c) Promptly after receipt by an indemnified party under this Section 7.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 7.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 7.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 7.8.

      (d) The obligations of the Company and Enzon under this Section 7.8 shall survive completion of any offering of Conversion Shares in such Registration Statement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

    7.9  Assignment of Registration Rights.  The rights to cause the Company to register Conversion Shares pursuant to this Section 6 may be assigned by Enzon only to (i) a party to whom the Preferred Stock may be transferred in accordance with Section 5.1, or (ii) to a party to whom the Conversion

Shares are transferred, other than pursuant to the Registration Statement or Rule 144, provided that such transferee acquires a number of Conversion Shares equal or exceeding one percent (1%) of the Company's outstanding common stock on the date of transfer. Any such assignment shall be conditioned upon Enzon, within ten (10) days after such transfer, furnishing to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and such transferee agreeing to be subject to all restrictions, limitations and obligations set forth in Section 5 and Section 7 this Agreement as if such transferee were Enzon. Any such permitted assignee shall have all the rights of Enzon under this Section 7 with respect to the Conversion Shares transferred (or issuable upon conversion of the Preferred Stock transferred).

8. Miscellaneous.

    8.1.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the choice of law provisions thereof, and the federal laws of the United States.

    8.2.  Public Statements.  The parties agree that the initial public announcement of the execution of this Agreement shall be in the form of the press release that describes the nature and scope of the transaction and attached to the Cross-License Agreement as an appendix. Future characterizations of this Agreement, the Related Agreements and the transactions contemplated hereby and thereby shall be consistent with such press release, although the parties recognize that either of them may be obligated to make more specific disclosures of financial or other terms in their filings with the SEC. It is understood by the parties that the initial report on Form 8-K regarding the consummation of this Agreement, the Related Agreements and the transactions contemplated hereby and thereby filed by each party may contain such additional detail; provided, however, that such initial reports will be exchanged for review and comment prior to filing and any party receiving comments in response will review and consider them in good faith. Subject to paragraph 17.1 of the Cross-License Agreement, the terms of which shall govern the disclosure of Confidential Information (as defined in the Cross-License Agreement) relating to or pursuant to this Agreement, each party shall use reasonable efforts to submit to the other party a draft of all press releases and other public disclosures relating to this Agreement or the parties' relationship hereunder ("Proposed Disclosures") for review and comment by the other party at least five (5) full business days prior to the date on which such party plans to release such Proposed Disclosure, and in any event shall submit such drafts at least 24 hours prior to the release of such Proposed Disclosures, and shall review and consider in good faith any comments provided in response. If a party is unable to comply with the foregoing 24 hour notice requirement because of a legal obligation or stock exchange requirement to make more rapid disclosure, such party shall not be in breach of this Agreement, but shall in that case give telephone notice to a senior executive of the other party and provide a draft of such Proposed Disclosure with as much notice as possible prior to the release of such Proposed Disclosure. A party may publicly disclose without regard to the preceding requirements of this Section 8.2 information that was previously disclosed (a) in a Proposed Disclosure that was in compliance with such requirements, or (b) in the initial public announcement of the execution of this Agreement or in the initial report on Form 8-K.

    8.3.  Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

    8.4.  Entire Agreement.  This Agreement, the Related Agreements and the exhibits hereto and thereto, and the other documents delivered pursuant hereto, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants, or agreements except as specifically set forth herein or therein. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided herein.

    8.5.  Severability.  In the event any provision of this Agreement shall be invalid, illegal, or unenforceable, it shall to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

    8.6.  Amendment and Waiver.  Except as otherwise provided herein, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), with the written consent of the Company and Enzon. Any amendment or waiver effected in accordance with this Section shall be binding upon any holder of any securities purchased under this Agreement (including securities into which such securities have been converted), each future holder of all such securities, and the Company.

    8.7.  Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given and received (i) upon personal delivery, (ii) on the fifth day following mailing by registered or certified mail, return receipt requested, postage prepaid, addressed to the Company and Enzon at their respective addresses first above written, or (iii) upon confirmed delivery by overnight commercial courier service.

    8.8.  Fees and Expenses.  The Company and Enzon shall bear their own expenses and legal fees incurred on their behalf with respect to this Agreement and the transactions contemplated hereby. Each party hereby agrees to indemnify and to hold harmless of and from any liability the other party for any commission or compensation in the nature of a finder's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which such indemnifying party or any of its employees or representatives are responsible.

    8.9.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[The Remainder of this Page is Blank]

    IN WITNESS WHEREOF, the foregoing Preferred Stock Purchase Agreement is hereby executed as of the date first above written.

INHALE THERAPEUTIC SYSTEMS, INC.
By:	/s/ AJIT S. GILL Ajit S. Gill President and Chief Executive Officer
ENZON, INC.
By:	/s/ ARTHUR J. HIGGINS Arthur J. Higgins Chairman and Chief Executive Officer

EXHIBIT A

CERTIFICATE OF DESIGNATION

EXHIBIT B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED

EXHIBIT C

BYLAWS

EXHIBIT D

OPINION OF COOLEY GODWARD LLP

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PREFERRED STOCK PURCHASE AGREEMENT
TABLE OF CONTENTS
INHALE THERAPEUTIC SYSTEMS, INC. PREFERRED STOCK PURCHASE AGREEMENT
EXHIBIT A CERTIFICATE OF DESIGNATION
EXHIBIT B AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED
EXHIBIT C BYLAWS
EXHIBIT D OPINION OF COOLEY GODWARD LLP